                                                                        EXHIBIT 99.1

TRICO MARINE SERVICES

Moderator: Geoff Jones
November 9, 2006
7:30 a.m. CT

Operator: Good day everyone, and welcome to the Trico Marine services third quarter earnings conference call. This call is being recorded.

At this time, I’d like to turn the conference over to Mr. Geoff Jones, Chief Financial Officer; please go ahead, sir.

Geoff Jones: Thanks, (Amanda). Good morning. As (Amanda), as mentioned my name is Geoff Jones, I’m the VP and CFO of Trico Marine Services.

And as is customary I would like to start by reading our legal disclaimer. The statements in this conference call regarding business plans, or strategies, projected benefits from joint ventures, partnerships, projections involving revenues, operating results, forecast from operations, anticipated capital expenditures and other statements which are not historical facts are forward-looking statements. Such statements involve risks and uncertainties and other factors detailed in the company’s Form 10-Qs and Form 10-K, registration statements and other filings with the Securities and Exchange Commission.

    Should one or more of these risks or uncertainties materialize, or the consequences of such a development worsen, or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The company disclaims any intention or obligation to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

    I’d now like to turn the call over to our President and CEO, Trevor Turbidy, who will give you an overview of our operations.

Trevor Turbidy: Good morning and thank you Geoff. Also participating on the call today is Larry Francois, our SVP of Operations; and Mike Wallace, our VP of Emerging International and Head of Global Marketing.

With that, I’ll turn it over to our progress in the third quarter.

      This quarter was our strongest quarter in our company’s history. It exceeded our expectations was bolstered by continued strength in day rates, and improved utilization for our vessels. We set records for each financial metric, charter higher revenues, operating income and net income. As you’ve hopefully noticed in our press release, we reported earnings of $1.17 per share on net income of 17.8 million for the third quarter. This represents a 47 percent increase over net income of 12.1 million for the second quarter of 2006, and 108 percent increase over net income for the comparable quarter in 2005.

      Operating income was 24 million, compared with 20.2 million for the second quarter, representing an 18 percent increase over Q2 2006 and a 58 percent increase over operating income for the comparable quarter in 2005. We’ve posted our highest quarterly revenues of $67 million for the second quarter - for the third quarter, representing a 12 percent increase over charter high revenues of 59.9 million for the second quarter of 2006, which is the previous record quarter. Our results were driven by extremely strong spot market rates in the North Sea markets, which experienced record rates during the quarter, and improved utilization for our Gulf class vessels. We continue to delivery on our long term strategy of increasing our presence in growing international markets. And so that end, we have two vessels that have completed their dry dock work, and three in the shipyard ready to prepare them for mobilization to southeast Asia for our joint venture with COSL. We expect those vessels to be departing in Q1 2007.

      We also mobilized another vessel from the Gulf of Mexico to West Africa during the quarter, and upon its arrival we’ll operating under term contract in that region. The rates in that market have continued to improve as operators seek available equipment for incremental projects. To capitalize on this opportunity and to continue to build our West Africa franchise we will be sending two additional vessels in Q4 and Q1 2007. We’re now very close to our goal of having now stack vessels by year end. We’ll have less than three stacked vessels at the end of the year, which is down from 19 at the end of 2004, and we’re actively pursuing opportunities to remove these last remaining vessels from stack status.

      I’ll spend a few minutes discussing our markets, and Geoff will provide more detail in his presentation. As I’m sure everyone is aware, commodity prices experienced notable volatility this quarter. Oil prices posted their highest price ever in absolute terms, reaching over $78 per barrel during the quarter, and oil closed at $60 a barrel yesterday. Natural gas prices reached over 850 per MCF in early July, and then fell to below $4 per MCF towards the end of the quarter. Much of this volatility to the sheer volume of natural gas positions that the energy hedge fund Amaranth unwound due to its liquidity crisis. This fact is supported by the recent resurgence in gas prices to over 750 per MCF this week. While certain E&P operators, such as Chesapeake and Questar, shut in a portion of their unhedged production, in response to the then prevailing gas prices, it amounted to no more than window dressing, as there’s a very small fraction of their overall total production. Our customer’s drilling plans have remained unchanged, and commodity prices at these levels support incremental drilling activity, both domestically and internationally.

      For the quarter, our Gulf class vessels posted another very strong quarter, with average day rates of 11,600 per day. While we had the largest market share in the shelf, and we’ve been exploiting this position to increase rates over the last seven quarters, we were not able to push rates this quarter, due to additional jack up rig departures in the Gulf which lowered demand for shallow water vessels.

We also experienced some increasing pricing pressure during the quarter, which is precipitated largely by customers attempting to capitalize on perceived softening in natural gas pricing. That said, we currently have no boats idle currently and 70 percent of our vessels in the Gulf are operating under term contracts, or indications of interest as we call them. We’re also very pleased with our second highest quarterly day rates in our company’s history, and the substantial free cash flow generation that our Gulf class fleet is earning.

      Demand continues to be very strong in the North Sea, and day rates for our North Sea vessels improved in the quarter to over $22,500 a day. The market was extremely tight for both PSV’s and anchor handlers and the record rates that were set during the quarter proof of a lack of available supply. An anchor handler in that market actually garnered 116,000 pounds per day and a PSV actually garnered 48,000 pounds on a short term contract.

I’m sure everyone remembers that these rates are fairly similar to mid order semi sub rates not that long ago. That strength has continued into October as evidenced by the fact that our anchor handlers, and PSV average, increased to $22,700 a day, and utilization has strengthened in near capacity utilization of 96 percent for October, which you can see in our press release.

      We’ve also been gaining momentum in West Africa, with that region generating 11 percent of charter higher revenues for the quarter. We currently had eight vessels - we had eight vessels in the region at the end of the quarter. And as I mentioned, and others underway and due to arrive shortly. As I mentioned, we’ll be sending two additional vessels to the region in Q4, and Q1 2007. We believe West Africa is an exciting long term market. While it certainly has it’s challenges we see it as a significant opportunity for our vessels and Trico.

      As I mentioned on our previous call, it continues to be a tight market for our qualified U.S. crew. As you likely recall, last quarter, some of our competitors announced increases to their compensation ranges. We responded and increased crew compensation to ensure that we have experienced crews, so that we continue to enjoy the returns we’re generating with our Jones Act fleet.

      Lastly, the order book for new builds stands at between 380 and 400 vessels depending on the source. When we spoke last quarter about delivery delays, and we continue to believe this will be a factor over the next couple of years. Of the 380 vessels in the order book approximately one third of these are being constructed in China and India. While these markets certainly have the most attractive pricing for newer construction, they’re also the most susceptible to delay, as they lack the experience of the European yards.

With that, I’ll turn it back over to Jeff. I think the numbers speak for themselves this quarter, but I’ll let him do a little deeper dive into the quarter.

Geoff Jones: Thanks, Trevor. In our press release, we showed figures for the third quarter and the first nine months of 2006, but for the purposes of this call, I’ll concentrate on the third quarter results.

For the third quarter of ’06, we reported a record net income of $17.8 million equal to earnings per share of $1.17 on a diluted basis.

In terms of revenues, our charter higher revenues of $67 million were our highest charter higher revenues ever. This was driven by excellent average dailies in the Gulf of Mexico, near capacity utilization levels for our active Gulf of Mexico vessels, and record day rates in the North Sea, due to an exceptionally robust anchor handling market in which we have two vessels operating in the spot market.

      The record North Sea day rates, I mentioned, resulted in North Sea class vessel day rates averaging $22,474 a day with utilization of 92 percent in the third quarter of ’06, compared with $19,245 a day and utilization of 93 percent in the second quarter of ’06. This represents an increase of 17 percent in day rates on a sequential quarterly basis. Utilization remains very strong at 92 percent in the third quarter, compared to 93 percent in the second quarter.

      Now in our press release, we’ve also included our October 2006 day rates, and utilizations by class, to give everyone a more current picture of the latent activity environment. In October, day rates for the company’s North Sea class vessels averaged $22,735 a day, with a utilization of 96 percent. So as you can see, business there improved from the third quarter averages. Day rates for the company’s Gulf class supply vessels averaged $11,639 with utilization of 71 percent in the third quarter of ’06, compared to $11656 a day, and utilization of 65 percent in the second quarter.

Now when we’re referring to our Gulf class utilization, we are speaking about our total fleet of 44 supply vessels, nine of which were cold stacked at the end of the quarter. And of those nine, five are either currently undergoing work, or destined for ship yards in preparation for the mobilization to Southeast Asia to our EMSL partnership. Utilization of actively marketed Gulf class vessels during the quarter was approximately 91 percent, compared to 87 percent during the previous quarter. In October, day rates for the company’s Gulf class supply vessels averaged $11,077 a day, with utilization of 70 percent, or 88 percent of the actively marketed vessels. This reflects the flattening of rates in the Gulf of Mexico to which Trevor had referred earlier.

      Crew and line handlers averaged dailies of $5,512 with utilization of 87 percent in the third quarter, compared with $5,217 a day in utilization of 88 percent for the second quarter of ’06. In the third quarter, we amortized $1.1 million of non cash deferred revenue compared to $1.3 million in the second quarter. This leaves 1.9 million of non cash deferred revenue on the balance sheet, 75 percent of which will be amortized for the end of 2007.

      Now taking a closer look at expenses, direct vessel operating expenses in the third quarter, decreased slightly by 0.9 million or three percent to 28.1 million from 29 million in the second quarter. The decrease was primarily due to the timing of maintenance and classification, or M&C, as we call it, work and a reduction in mobilization costs. In the third quarter, we completed work on eight vessels, of which two were North Sea class vessels, and six were Gulf class vessels. Total M&C in the quarter was $6.1 million, including 1.5 million in respect to the EMSL vessels.

      Now if you’ll recall in the second quarter, we completed M&C work on nine vessels, of which five were North Sea class vessels. The combined effect of this resulted in the decrease in M&C costs of $1.1 million from 7.2 million in the second quarter, to 6.1 million in the third quarter. Also in the second quarter, we mobilized two vessels to West Africa, for a cost of $1.1 million both of which are now working under contract.

      General and administrative expenses increased from 6.7 million in the second quarter, to 7.2 million in the third quarter of 2006. The increase is primarily due to increased professional fees, and information systems upgrades.

      Our operating income for the quarter was $24 million, increasing 18 percent over the $20.2 million reported in the second quarter of ’06. Now one item worthy of note below the operating income line is a foreign exchange gain of $2.2 million. And this is primarily an unrealized book gain on dollar denominated funds held in Norway. It is strictly a non cash item driven by the strengthening of the U.S. dollar, against, the Norwegian ((inaudible)) during the quarter.

Another item below the line appearing for the first time, is income of 0.8 million, representing elimination of our partner’s share of EMSL’s loss for the quarter, which was driven by M&C costs, as we prep the vessels to go to Southeast Asia. Our effective tax rate for the nine months was 38 percent, and 37 percent for the quarter. And of the third quarter, tax provision of $10 million, $9.6 million was deferred.

      Turning now to the balance sheet, and liquidity, at September 30, our liquidity position had continued to improve, with a net surplus of unrestricted cash of $84.2 million in excess of debt. With unrestricted cash of 108.8 million, and total debt of 16.7 million, compromising our NOC revolver, and one (Marad) note. On September 30, under a Norwegian credit facility, we had 406 million, NOC or $62.4 million of borrowing capacity available.

Now as you may remember from our last call, the formation of the Southeast Asia partnership, EMSL added some interesting nuances to our balance sheet. And of our unrestricted cash balance of $100.8 million, three million is in ESL and will remain there for working capital requirements. Combining the balance of our unrestricted cash of $97.8 million with our borrowing capacity under a Norwegian line, our consolidated available liquidity was $160 million. Of the $100.8 million in unrestricted cash, $3.1 million was held in Southeast Asia, 54.7 million was held in Norway, and $43 million was held in the U.S. and other regions.

      We also had $12.2 million in restricted cash, of which 3.5 million was in escrow related to the second closing on the EMSL transaction. And when you see our 10-Q, which we’ll be filing later today, we do show the effect of EMSL on our P&L and balance sheet separately in a footnote, footnote 15, I think, it is. So hopefully, that will help you when you’re analyzing our numbers.

And one final item to find out in the balance sheet is the construction and progress of $9.7 million, compromising in the main progress statements on three new vessels that we’re building. Now to refresh your memories, the cost of our North Sea vessel is approximately 25.7 million, with a 20 percent made, which we made when construction began and the balance payable on delivery, and the two vessels being built in the U.S. totaled, approximately $35.2 million with payments based on milestones, of which we would 3.5 million, as of the end of the third quarter.

      And with that, this brings us to the end of our prepared remarks. I’d like to thank you for your time and attention. And now, I would like to open the floor for questions-and-answers. Thank you.

Operator: If you have a question today, please press star one on your touch-tone phone. Please make sure that your mute function has been turned off and if you’re on a speakerphone, that you have picked up the handset as this will allow your signal to reach our equipment. We’ll take as many questions as time permits, and we’ll take them in the order in which you signal us. Once again, it is star one if you have a question. And we’ll pause for just a moment to assemble the queue.

    Our first question, this morning, comes from James West of Lehman Brothers.

James West: Hey, good morning, guys.

Geoff Jones: Good morning, Jim.

Trevor Turbidy: Good morning.

James West: Trevor, looking at the day rates, the average day rate for your Gulf class vessels in October down a little bit from the average, for the quarter, I think Geoff touched on that in his comments, but is that more due to reactivation of vessels going to international contracts, where the average day rate is lower? Or is this weakness in your Gulf of Mexico, shallow water market?

Trevor Turbidy: A little bit of both is the answer. We had some vessels that were termed at lower rates for international contracts, but our leading edge rate did drop during the quarter.

James West: Can you give us a sense of the magnitude of the decline in rates in the Gulf?

Trevor Turbidy: Well as you see, there wasn’t much decline on an overall basis. Leading edge, was, I think, 14,500 last quarter, and I think, right now, we’re out at 12,500.

James West: OK. And then, Trevor, looking forward over the next several quarters, do you envision a scenario here day rates would flatten or stabilize? Or do you think we’re going further down from here in the Gulf of Mexico, given the end of the construction season, some of the seasonality around the fourth quarter, and the first quarter, and then the jack ups leaving?

Trevor Turbidy: Yes, I think we’ll probably see a flattening. You know, certainly if we have additional rate departures next year, that doesn’t help our situation. But I think we see a flattening - certainly there’s going to be a little bit of seasonality as we can kind of wind up the year. But I certainly think we have a fairly robust sentiment on 2007, as well, and we’re not seeing anyone rope back their activity. It’s just really a lack of jack ups in the region.

James West: OK. And then has this caused a shift in your contracting strategy towards more long term contracts?

Trevor Turbidy: We’ve certainly always had a mindset, you know, obviously these are shelf boats so they don’t get North Sea style non cancelable contracts, but, you know, we have 70 percent of our vessels, under what we call indications of interests, you know, obviously that we call them term contracts in the Gulf. Those roll over on pricing every 90 days. So we’ve always had the mindset of going out a little bit longer, and we’ve been actively pursuing that with customers.

And they haven’t - the mindset has not changed, it didn’t change in the last few quarters, it hasn’t changed this quarter as far as customers doing long term non cancelable contracts.

James West: OK. And then the last question, with $100 million in cash on the balance sheet, do you see opportunities to pick off a vessel or two here in the next several quarters the next year?

Trevor Turbidy: Yes, no, I think we see quite a few actually, whether it’s one or two vessels, or obviously we have the liquidity and the balance sheet to, you know, buy vessels through an acquisition. We certainly keep that open as well.

James West: OK. That’s all I had. Thanks, guys.

Trevor Turbidy: Great. Thank you.

Operator: Our next question comes from Jud Bailey of Jefferies and Company.

Jud Bailey: Good morning, and great quarter guys.

Trevor Turbidy: Thanks, Jud.

Geoff Jones: Good morning, Jud.

Jud Bailey: Two questions. First, Trevor the two vessels that are going to West Africa in the fourth and the first quarter, are both of those currently cold stacked? Or are they coming out of the existing fleet?

Trevor Turbidy: They’re both - one and one actually.

Jud Bailey: One and one.

Trevor Turbidy: Yes.

Jud Bailey: OK. And if we look at the North Sea, you know, the rate structure has been very strong through October. Can you give us a sense of what you’re seeing, you know, maybe for the next couple of months as far as operator interest? And are you still going to have your two anchor handlers in the spot market this quarter, and probably, I guess, in 2007. What is your anticipation there?

Mike Wallace: Yes, Jud, this is Mike Wallace. We currently have one spot anchor handler; the other anchor handler is firm until early part of ’07. I guess, you know, typically as the construction season winds down and the winter weather comes on in the North Sea, we do see a drop off in activity levels and also a reciprocal rate decrease.

That’s one of the reasons we went on and fixed the anchor handler to where we only have exposure in the spot market for one vessel for the fourth and early part of the first quarter of next year.

Jud Bailey: OK. If I could ask you to just look into your crystal ball, the average rates in October are still very strong by historical standards. If we soften from here, are we still looking at, you know, rates that would be somewhere close to what you did in the second quarter, or below that?

Mike Wallace: That probably is a fair assessment. We do have two, I believe it’s PSV’s that reprice, one in the fourth quarter, and one in the early part of the first quarter and we fully expect those PSVs to prices at higher day rates than they’re currently achieved in the third quarter. So that may offset some of the seasonal downturn that we see in the spot market.

Jud Bailey: OK. That’s all I’ve got. Thank you.

Trevor Turbidy: Thank you.

Operator: And now, we’ll take a question from Randy Laufman of Imperial Capital.

Randy Laufman: Good morning, guys. Great quarter.

Trevor Turbidy: Good morning, Randy.

Geoff Jones: Thank you.

Randy Laufman: A question on the new builds, you talked about, a third of those new builds coming into the China and India region. I was wondering if you could, you know, break it out as far as North Sea versus the Gulf.

And then, also, you know, in the past, we’ve talked about the fact that the increase in rate utilization should offset some of these new capacity entering the market. And now it sounds like a lot of the jack ups are leaving the Gulf. I was just wondering if you could talk about the outlook a little bit on the rigs and the jack ups, and how that may offset the new capacity entering the market.

Trevor Turbidy: Sure, I guess I’ll touch on it first by saying the third of the vessels that I mentioned, they’re not slotted to go to those regions, they’re being built in those regions. Where they go is, obviously, a question of the highest bidder. Obviously the vessels being built in the U.S. have the flexibility to work in the U.S. or international markets, but the opposite is not true of the international built vessels.

      As far as jack ups, you know, I think certainly there was some softness with people moving - excuse me - jack ups out of the region. A lot of it was due, I think, to the MMS change, and inspecting the sub C floor. We saw a lot of operators decide to move jack ups out of the region during the hurricane season. And we think that people moving jack ups back into the region next year. Clearly, we’re seeing a lot of operators with increased programs for 2007, and they’re going to need to equipment to do that. Was there another question in there, that I didn’t address?

Randy Laufman: Well just, you know, given the new builds, and I mean we talked about the new rigs that are expected to come online as well. I mean is there still a robust outlook for the new rigs? And that should, you know, offset some of the new capacity that’s entering the transportation market?

Trevor Turbidy: No, that’s absolutely right. There’s actually, I think just over rigs, either committed to under construction. And if we just assume, you know, call one and three quarters, two vessels per rig, there’s upwards of 200 vessels of demand just to meet the new rig construction that excludes FPOs, seismic support, and other offshore vessel support.

And then you have also, I’ve got to keep in mind that I think, you know, 70 percent of the world wide fleet is in excess of 20 years of age. So there is going to be some attrition as well over the next few years.

Randy Laufman: Great. Thanks a lot. That does it for me.

Trevor Turbidy: Thank you.

Operator: And now we’ll take a question from Robert Ryan, Banc of America Securities.

Robert Ryan: Hi, thank you. I got on the call a little bit late, so I may have missed it. But in terms of your Gulf class vessels, how many of those are actually working in the Gulf currently, as opposed to other markets?

Trevor Turbidy: I think we have 22 vessels working in the Gulf that are Gulf class vessels. Is that correct, Geoff?

Geoff Jones: Of the 180s, yes.

Trevor Turbidy: Of the 180s and then two 220s.

Robert Ryan: And then what happens to the Jones Act requirements or certification, if you will of the vessel if it’s moved out of the Gulf and to an offshore market. Does it need to be recertified, or reclassified if it were to be brought back?

Trevor Turbidy: No. You need to keep a U.S. captain. You can remove the U.S. crew, but you need to keep a U.S. captain on that vessel, and keep a U.S. flag. Now if you do change the flag, it’s a one way trip. You can’t come back in the country.

      As far as classification, you’re doing classification whether it’s Coast Guard or international classifications regardless of where you are. But even if you’re operating in West Africa, you’re still doing Coast Guard certified classifications in that region.

Robert Ryan: So what’s been your practice when you move Gulf class vessels to offshore markets, do you maintain a U.S. captain in order to preserve the Jones Act eligibility?

Trevor Turbidy: In some cases, I mean I think if you look in cases like Mexico, for example, that’s obviously a market where we can move vessels back fairly easily. We do try to preserve the optionality.

That being said, there is a push in some of the markets, such as Nigeria and West Africa in general, to have cabotage arrangements or their version of the Jones Act, and as such, you need to have a Nigerian flag vessel or a local flag vessel and local ownership. And then you can, obviously decrease the cost of the crew, by putting on an indigenous captain and crew if you changed the flag.

Robert Ryan: OK. And the new bills that you have coming on stream here, will those be Jones Act or something else?

Trevor Turbidy: There’s two out of the three that are Jones Act. One is being built in Norway, and then two are being built here at Bender. Two will be Jones Act capable, and they’ll obviously work. You know, we’re agnostic whether it’s to U.S. or international markets.

Robert Ryan: And longer term it seems like the trend with your Gulf class vessels is that more of them will likely be working in offshore markets, as opposed to the Gulf going forward, does that seem fair?

Trevor Turbidy: It’s hard to say. You know, obviously with the market as strong as it is, we are delighted to work the equipment in this market, as long as we can earn attractive day rates on that equipment. So, you know, you tell us what the market looks like two and three years from now and we’ll tell you where we have the vessels operating.

Robert Ryan: OK. And then on a recent call, I asked about your tax position, and you guys, at the time, felt pretty good that cash tax payments going forward were going to be relatively light. Is that still your view today to look into 2007?

Geoff Jones: Yes, I think that’s still the view. You know, if you’re doing some projections or modeling, I’d probably use maybe 38 percent for an effective tax rate, and of that, maybe four percent would be cash taxes, and the balance would be deferred.

Robert Ryan: OK. Great. Thank you.

Trevor Turbidy: OK. See you.

Operator: Our next question comes from Ian MacPherson, Simmons and Company.

Ian MacPherson: Hey, good morning and congratulations.

Trevor Turbidy: Good morning.

Geoff Jones: Good morning.

Ian MacPherson: Several for Mike, I was wondering if you could help a little bit with the North Sea, how many days of utilization did you get on those very high spot rates in those two vessels …

Mike Wallace: So the question was how many days utilization did you get on the…

Ian MacPherson: On the very high spot rates on the (anchor hand) or in the TCF. Are those working effectively every day of the quarter at those rates?

Trevor Turbidy: Eighty percent.

Mike Wallace: Yes, about 80 percent.

Ian MacPherson: OK. When you look at your October rates still trending up from the third quarter can you comment on where we are today, you know, two weeks into November in the North Sea?

Geoff Jones: Yes, we have seen them trending a bit off those highs …

Ian MacPherson: OK. Thanks, that’s all I had.

Trevor Turbidy: Great, thanks.

Ian MacPherson: Thank you.

Operator: Next, we’ll take a question from Lars Krogh, Kistefos.

Lars Krogh: Good morning and congratulations on a great very strong quarter.

Trevor Turbidy: Thanks, Lars.

Lars Krogh: A few questions. First, start with we’ve been talking a little bit about previously regarding shareholder value. And according to your strong third quarter figures, you continue to build up a quite significant excess cash position of 150 million by the end of the third quarter and 160 we estimate by year end. Based upon, also, a very strong (no see) market outlook, you could have as much as 300 million in cash on your balance sheet at the end of 2007. Thus far, Trico management and Board had remained unwilling to make significant investments into the segment and building cash as part of the way to enhance shareholder value.

At the second quarter conference call, we emphasized clear expectations that Trico would either pay out an extraordinary dividend at the 100 million range or buyback shares. And needless to say this figure is increasing rapidly, quarter-by-quarter. What initiative have you taken this far and what can we expect going forward?

Trevor Turbidy: Sure, I think in response to that, I think to refresh everyone’s memory on the last quarter’s call, we talked about completing and initiating at that point, the second phase of our strategic plan. We had obviously delivered on all tenants in the first phase of our plan. That’s underway as we speak.

It’s, obviously, heavy involvement from the management team and then also from the board. It’s not completed at this point. But certainly shareholder value, we’re all aligned with the shareholder’s at the company whether it’s board or management, and delivering shareholder value is obviously paramount to us, as it is to the investors.

      We are not taking anything off the table, whether it’s new equipment - purchasing new equipment in available markets, company acquisitions, buybacks of stocks, dividends, they’re all on the table for discussion.

Lars Krogh: Do you have a timeframe for the second phase of the strategic plan?

Trevor Turbidy: I think the conservative time that we would - in order to be complete, somewhere in the late January timeframe.

Lars Krogh: OK. Then, regarding your Chinese joint venture, given that we now have record strong markets in the North Sea and a very strong outlook, do you still regard it as being a good idea four North Sea vessels to the Chinese joint venture?

Trevor Turbidy: We think, you know, obviously two things. One, we have the optionality of turning the vessels, and turning the vessels over to the joint venture, December 31, 2007, or the later of the then existing contract at that time. So we have the optionality built into that agreement. You know, secondly, we think that’s a great market long term. And it positions us well in that region within our mind, the best - one of the best and strongest customers in that region.

Lars Krogh: OK. My question regarding your peers, it appears when you do a valuation comparison it seems to be undervalued compared to your pairs. And I was just wondering if you’ve had any kind of analyst conferences lately, or what you’re doing to close this valuation gap.

Trevor Turbidy: Yes, we actually have. We’ve actually been quite active every quarter, going on either (non deal) road show, or multiple investor conferences. And actually, are leaving next week for the Lehman’s small cap conference in the West Coast. So, you know, we’re obviously very active. We’ve actually closed a lot of the valuation gap over the last few quarters. And obviously, you know, recognize getting out and getting enhanced market coverages as part of closing that gap.

Lars Krogh: And then, just a final question. It seems to be that Trico is always the last company to report its quarterly results. Is there something we can do about that, since you always report such good results now? You might want to move up in the pecking order.

Trevor Turbidy: Well I mean I think, two things, one, obviously there’s the increased, you know, Sarbanes-Oxley reporting requirements, and obviously the SEC requirements. You know, we think that we’d rather have a call where we have our numbers and ducks in a row, and we’re able to answer all of your questions sufficiently.

    I think I’ve listened to some of the peers calls, and other oil full service company calls, and I’m less than overwhelmed with the level of their - the answers on their Q&A.

Lars Krogh: OK. Well I’ll wish you good luck for the coming quarters.

Trevor Turbidy: Thanks.

Operator: If you have a question today as a reminder, it is star one on your touch-tone phone. We’ll take our next question from Melissa Tswana of Credit Renaissance Partners.

Melissa Tswana: Hello, and congratulations on an excellent quarter.

Trevor Turbidy: Thank you.

Geoff Jones: Thank you, Melissa.

Melissa Tswana: Yes, I was on the call a little late, so I might have missed a few comments. I know you had commented on our day rates, October day rates, and utilization. If you can, maybe repeat that, as well as your long-term debt. I also have a question on the balance sheet, the non controlling interest and loss of consolidated …

Geoff Jones: Yes, Melissa, this is Geoff. I don’t know if you managed to get a copy of the press release and I don’t mean to be rude about this but we actually do have a table of our October day rates in the body of the press release. I can run through them real quickly, but if you do have that press release, I would refer you to one of the pages there, to get the October rates and utilization. If you don’t have that, let me know and we can run through it.

 As far as cash and debt, you will see on our balance sheet, that the debt, we do have a current portion of debt which is just over seven million and then about nine million in long term. Of that 60 million in debt, 16-and-a-half million, there’s about six million on our Norwegian line of credit, and the balance is basically one with the Maritime Administration.

So again if you don’t have that press release, let me know and I can run through the day rates, et cetera, but if you do…

Melissa Tswana: Well I will certainly try to get my hands on that. Also, another follow up question, do you have any ideas of your cap ex expectations for the next year?

Geoff Jones: Yes, our big cap ex expectations, let’s see, the ones that we’ve committed to, you know, looking at the Norwegian vessel, and the two vessels being built in the bender yard in Alabama, there’s about 20 million among those three would be spent in ’07.

Now that is committed cap ex, and over committed cap ex, the total amount, I guess, would be about 60 million. We had said on previously calls, and I think we still hold true to this number, that we would expect to spend something more in the region of 125 million, maybe, over the next say 18 to 24 months.

Melissa Tswana: OK. Thank you very much.

Geoff Jones: OK. Thanks a lot, Melissa.

Operator: And we have a follow up from Randy Laufman of Imperial Capital.

Randy Laufman: Yes, just a quick follow up. I was wondering if you guys could discuss a little bit more about the market in Southeast Asia. And how the potential day rates in that market compared to the Gulf and West Africa, where the other Gulf class vessels are operating.

Trevor Turbidy: Sure, Randy. I guess on a comparison basis there, what we’re seeing is very comparable to West Africa. The larger anchor handlers, I think, are fairly commensurate with what we’re seeing, particularly for term work anywhere in the world. PSV is the older golf class. PSV’s are obviously below what we’re seeing here in the U.S. but again in comparing Mexico, West Africa, and the other areas where those types of assets are working, it’s very comparable.

Randy Laufman: OK. And on the last call, you gave us kind of an average range for West Africa, around the 7500, 8000 range. I was wondering if you could update us on that.

Trevor Turbidy: Yes, it’s roughly the same for the 180 Gulf class vessels. We haven’t seen a dramatic increase in our average rates in West Africa, since last quarter.

Randy Laufman: OK. Great. That does it. Thanks.

Trevor Turbidy: Thank you.

Operator: As a final reminder, it is star one. At this time, there are no further questions. I would like to turn the conference back over to Mr. Turbidy for any closing or final remarks.

Trevor Turbidy: I want to thank you again for your support, and we look forward to speaking with you at our next year end in March. Thanks so much again. Take care.

Operator: That does conclude today’s conference call. We thank you for your participation. Please have a good day.

END